EXHIBIT 10.16

TRANSLATION FOR CONVENIENCE ONLY - NOT LEGALLY BINDING

[TRANSLATION]

AGREEMENT FOR SUPPLY OF SPRING WATER

BETWEEN:
WATER BANK OF AMERICA INC., a corporation legally incorporated pursuant to the Canada Business Corporations Act, with its registered office at 5, Place Ville-Marie, Montreal, Quebec H3B 2G2, duly represented for the purposes hereof by Mr. Jean Jean Pelletier, authorized to act for the purposes hereof as declared by him;

hereinafter referred to as “WBOA”

AND:
4287762 CANADA INC., a corporation legally incorporated pursuant to the Canada Business Corporations Act, with its registered office at 12,271 Route 11, Village Blanchard, New Brunswick, Canada E8P 1R4, duly represented by Mr. Bruno St-Onge, authorized to act for the purposes hereof as declared by him;

hereinafter referred to as “CANADA INC.”

AND:
ANTIROUILLE MÉTROPOLITAIN CANADA LTÉE, a corporation legally incorporated pursuant to the Canada Business Corporations Act, with its registered office at 3175 Thibeau Blvd., Trois-Rivières, Province of Quebec, duly represented by Mr. Bruno St-Onge, authorized to act for the purposes hereof as declared by him;

hereinafter referred to as the “INTERVENER”

WHEREAS a promise to sell was executed, on January 26, 2006, between WBOA and Bruno St-Onge, the latter having designated the INTERVENER as the purchaser;

WHEREAS said promise to sell stipulates that the sale of the shares of 4287762 CANADA INC., which exploits a spring located in New Brunswick (hereinafter referred to as the “Spring”), is conditional upon the parties having agreed to an agreement for the supply and manufacture of secured spring water ice cubes;

WHEREAS the Spring has an annual catchment capacity of approximately ONE BILLION SIX HUNDRED FORTY MILLION (1,640,000,000) litres of water;

WHEREAS the parties hereby wish to enter into a private agreement whereby CANADA INC. will grant to WBOA the water rights for a fixed price and period;

THE PARTIES AGREE AS FOLLOWS:

1.	PREAMBLE

1.1	The preamble is an integral part hereof.

2.	WATER RIGHTS

2.1	Quantity

CANADA INC. undertakes to grant to WBOA annual water rights in an amount equal to approximately EIGHT HUNDRED MILLION (800,000,000) litres of water, or the equivalent of fifty percent (50%) of the hydraulic capacity of the Spring, spread out evenly over twelve (12) months.

2.2	Cost

The cost of the water rights stipulated in paragraph 2.1 shall be SIXTEEN CENTS ($0.16) per litre of water, whether bottled or in the form of secured spring water ice cubes for the first year of this agreement, which price shall be indexed annually according to general inflation for the price of spring water in North America. Moreover, it is understood that the price of the water sold internationally will be increased by the extra premiums related to liability insurance.

Moreover, subject to CANADA INC. having the necessary infrastructures and authorizations to sell water in bulk, the price of bulk water shall be equivalent to the Canadian average for such product, plus any related expenses with respect to regulatory standards.

2.3	Purchase Estimates

On the first day of each month, WBOA shall provide a written estimate of the number of litres of water which it intends to acquire over the following three (3) months (hereinafter referred to as the “Period”). In the event that WBOA does not in fact use all of the water rights granted to it for the Period and if CANADA INC. has in its possession a written contract signed by a third party in good faith for an amount equivalent or exceeding the amount available during said Period or during a period not exceeding two (2) years, CANADA INC. may demand that WBOA confirms the amount of litres of water which it intends to purchase during said Period or during the period covered by the agreement insofar that the Period does not exceed two (2) years. In such event, WBOA shall have a delay of fifteen (15) days to formally confirm that it irrevocably undertakes to purchase a specific quantity of litres of water and to demonstrate its capacity to pay.

2.4	Quality

CANADA INC. undertakes to provide and process for WBOA high quality spring water which conforms to regulatory and legislative applicable norms in Canada and in the United States, as the case may be.

2.5	Exclusivity

It is expressly understood, for the term provided for in Section 6 of this agreement, that WBOA shall not obtain its supply of spring water, for the territories of Canada and the United States, from any other source, save and except as provided for hereinafter.

Thus, notwithstanding the above paragraph, it is expressly understood that WBOA shall be allowed to obtain its supply of spring water from any other source if one or any of the following conditions should arise:

(i)
if the spring water supplied by CANADA INC. does not meet regulatory and legislative applicable norms in Canada and the United States and CANADA INC., and that it has not remedied such situation within sixty (60) days following the delivery of a written notice to this effect;

(ii)	if CANADA INC. cannot fulfil the orders as provided for by WBOA for a Period, for any reasons whatsoever.

Moreover, the parties acknowledge and represent that none of the provisions in this section will be interpreted as preventing WBOA from obtaining supplies of treated water for the purpose of purchasing and/or manufacturing secured ice cubes, the whole as more fully described in Section 2.3 of the Agreement for the Manufacture of Secured Spring Water Ice Cubes and Bottled Water entered into on this date between the parties.

2.6	“ICE ROCKS” Trademark

WBOA undertakes to never associate the “ICE ROCKS” trademark with products containing treated water (namely bottled treated water and secured ice cubes made with treated water).

3.	OPTIONS

3.1
In consideration of the water rights provided for in the above-mentioned Section 2, WBOA shall grant to CANADA INC. an option to acquire SIX MILLION (6,000,000) Class A Shares in WBOA’s share capital for a period of five (5) years of the execution hereof and for a purchase price of TWENTY-FIVE CENT ($0.25) per share.

4.	TERM

This agremment will have a term of twenty (20) years following the date of its execution.

5.	DEFAULT

5.1	Termination by WBOA

The following events are deemed to be events of default and will entitle WBOA to terminate this agreement upon giving CANADA INC. a sixty (60) day written notice to this effect if:

(i)	CANADA INC. fails to honour one or several clauses of the agreement or of any other agreement in effect between the parties;

(ii)	CANADA INC. is declared bankrupt or insolvent by a competent court, assigns its business or all or a substantial portion of its assets for the benefit of its creditors in general;

(iii)
other than pursuant to an internal reorganisation, a merger or an acquisition, CANADA INC. proceeds with the liquidation of its business or of all or a substantial portion of its assets, or with the dissolution of its corporate entity;

(iv)
CANADA INC. avails itself of a law relating to the protection of insolvents or a law relating to restructuring, arrangements and liquidation, or any other similar law relating to the rights of creditors in general;

(v)	CANADA INC. files a proposal pursuant to the Bankruptcy and Insolvency Act (Canada) or does not contest the filing by a third party of a petition in bankruptcy pursuant to such act;

(vi)
CANADA INC. requests the appointment of a liquidator or a receiver to manage or liquidate its business or all or a substantial portion of its assets or does not contest the filing by a third party of a petition regarding such appointment;

(vii)
the business of CANADA INC. or all or a substantial portion of its assets are subject to seizure by a creditor or are put in receivership or a liquidator is appointed with respect thereto, to manage or liquidate its business or all or a substantial portion of its assets, unless such seizure, receivership or appointment of a liquidator is cancelled within fifteen (15) days;

(viii)	without limiting the preceding, CANADA INC. is in breach of one or any of its obligations pursuant to this agreement.

5.2	Termination by CANADA INC.

The following events are deemed to be events of default and will entitle CANADA INC. to terminate this agreement upon giving WBOA a sixty (60) day written notice to this effect if:

(i)	WBOA fails to honour one or several clauses of the agreement or of any other agreement in effect between the parties;

(ii)	WBOA is declared bankrupt or insolvent by a competent court, assigns of its business or all or a substantial portion of its assets for the benefit of its creditors in general;

(iii)
other than pursuant to an internal reorganisation, a merger or an acquisition, WBOA proceeds with the liquidation of its business or of all or a substantial portion of its assets or with the dissolution of its corporate entity;

(iv)
WBOA avails itself of a law relating to the protection of insolvents or a law relating to restructuring, arrangements and liquidation, or any other similar law relating to the rights of creditors in general;

(v)	WBOA files a proposal pursuant to the Bankruptcy and Insolvency Act (Canada) or does not contest the filing by a third party of a petition in bankruptcy pursuant to such act;

(vi)
WBOA requests the appointment of a liquidator or a receiver to manage or liquidate its business or all or a substantial portion of its assets or does not contest the filing by a third party of a petition regarding such appointment;

(vii)
the business of WBOA or all or a substantial portion of its assets are subject to seizure by a creditor or are put in receivership or a liquidator is appointed with respect thereto, to manage or liquidate its business or all or a substantial portion of its assets, unless such seizure, receivership or appointment of a liquidator is cancelled within fifteen (15) days;

(viii)	in the event that WBOA does not purchase from CANADA INC. and settle:

•
for the first year, an amount of water totalling FIVE HUNDRED THOUSAND DOLLARS CANADIAN ($500,000.00 CDN) following the purchase and the installation of the production unit as defined in Section 2.1 of the Agreement for the Manufacture of Secured Spring Water Ice Cubes and Bottled Water;

•	for the second year, an amount of water totalling ONE MILLION DOLLARS CANADIAN ($1,000,000.00 CDN);

•	for the third year, an amount of water totalling TWO MILLION DOLLARS CANADIAN ($2,000,000.00 CDN);

•	for the fourth year, an amount of water totalling FOUR MILLION DOLLARS CANADIAN ($4,000,000.00 CDN);

•	for the remainder of the term of the agreement, an amount of water totalling EIGHT MILLION DOLLARS CANADIAN ($8,000,000.00 CDN) per year;

The parties acknowledge and represent, however, that any quantity of water purchased by a purchaser with whom CANADA INC. is presently negotiating through the agency of Mr. Anthony Alcindor Jr., shall, for the purposes of this section (namely the minimum quantity to be purchased by WBOA) be considered as having been purchased by WBOA.

(ix)	WBOA is not listed on a recognized stock exchange on or before February 11, 2008;

(x)	without limiting the preceding, WBOA is in breach of one or any of its obligations pursuant to this agreement;

6.	CONFIDENTIALITY

6.1
During the entire term of this agreement and for a period of five (5) years following its expiry for any reason whatsoever, the parties undertake to take all the necessary measures to ensure the confidentiality of any information of such nature that was communicated to any party on a confidential basis by the other party.

7.	GENERAL PROVISIONS

7.1	Severability

Unless a provision hereof is expressly contrary, each section, term and provision of this agreement, in whole or in part, is deemed to be independent and if such provision of this agreement is, for any reason whatsoever, deemed invalid, or contrary to or in conflict with an existing or eventual law or regulation as a result of a final decision not subject to appeal rendered by a court, an agency or an arbitration tribunal in a jurisdiction having authority regarding proceedings to which WBOA and CANADA INC. are a party, such decision or judgment will not be prejudicial to the other portions of this agreement which will remain moreover intelligible and will continue to be in full force and effect and will bind the parties to this agreement and will not have any effect on the application thereof.

However, the portion deemed invalid will be deemed to no longer be part of this agreement as of the date of the expiry of the delay for the appeal.

7.2	Notice

Any notice, consent, approval, declaration, authorization, document or any other communication required or permitted pursuant to the terms and conditions of this agreement shall be made or given in writing and shall be delivered in person or by courier to the parties at their respective addresses as set forth hereinabove for service, with the exception of CANADA INC. whose address for service shall be 3175 Thibeau Blvd., Trois-Rivières, Quebec, G8T 1G4, or any other address as indicated by the interested party by means of a notice given in writing to the other party hereto as provided for hereinabove.

7.3	Time is of the Essence

The time limits prescribed herein are an essential part of this agreement. Time limits shall be calculated in accordance with the provisions of the Code of Civil Procedure of Quebec.

7.4	Headings and Numbering

The headings and numbering of the provisions set forth in this agreement or in any schedules hereto are inserted solely for the convenience of the reader and will in no way have any effect on the interpretation thereof.

7.5	Non-waiver of Rights

The waiver by WBOA or by CANADA INC., as the case may be, to assert any infringement of a term or condition of this agreement shall not be deemed as a waiver of any subsequent infringement of such term or condition or any other term or condition hereof. The acceptance by CANADA INC. thereafter of an amount payable, in particular by WBOA, pursuant to this agreement shall not be deemed as a waiver of any other prior infringement of any term or condition hereof, with the exception of the omission to pay the specified amount as agreed upon, whether or not CANADA INC. had any knowledge of this prior infringement when it accepted the said amount. Any waiver of any term or condition of this agreement by WBOA or CANADA INC. shall be made in writing.

7.6	Priority

This agreement and the documents mentioned therein constitute the entire agreement entered into between WBOA and CANADA INC. regarding the contents of this agreement and they supersede all prior agreements. Each of the parties acknowledges that no other declarations were made and that it has not induced the other party to execute this agreement and that there are no declarations, incentives, promises or agreements not formulated in this agreement, verbal or otherwise, between the parties that is otherwise binding, specifically with respect to this agreement. Only the amendments, corrections or variations made to this agreement and validated in writing shall be binding upon any of the parties.

7.7	Cumulative Rights and Recourses

The rights and recourses of the parties as provided for in this agreement are in addition to and not in lieu of any of the other rights and recourses pursuant hereto or with respect to any other agreement between the parties, in right or in equity.

7.8	Heirs, Successors and Assigns

This agreement enures to the benefit of the parties and is binding upon them and upon their heirs, executors, administrators, successors, beneficiaries, trustees and receivers as well as all their respective legal representatives and assigns.

7.9	Governing Law

This agreement is governed by the laws of Quebec applicable thereto.

7.10	Choice of Domicile

The parties hereby agree that any legal proceedings or quasi-legal proceedings brought by any of the parties with respect to this agreement shall be brought before the competent authority in the judicial district chosen by the applicant, whether in Trois-Rivières or in Montreal, at the exclusion of any other judicial district.

IN WITNESS WHEREOF, the parties hereto signed in Trois-Rivières on February 11, 2006.

WATER BANK OF AMERICA INC.

(signed)
By: Jean Jean Pelletier

4287762 CANADA INC.
Document annexed to deed no. 13737 of the undersigned notary, after having been acknowledged as authentic and signed for identification by the interested parties before the undersigned notary

[Various signatures]	(signed)
By: Bruno St-Onge

ANTIROUILLE METROPOLITAIN CANADA LTÉE

(signed)
By: Bruno St-Onge

TRUE COPY (signed by the notary)